Exhibit 10.8

PRODUCT LICENCE AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is dated for reference this 28th day of April, 2014.

BETWEEN:

D&C DISTRIBUTORS LLC/ THE MEDTAINER, a California company, with its communication and delivery address at 912 Maertin Lane, Fullerton, California 92831

(hereinafter referred to as “Licensor”)

OF THE FIRST PART

AND:

IGREEN PLANET STORE LTD., a British Columbia corporation, with its communication and delivery address at c/o 1820 – 925 West Georgia Street, Vancouver, BC V6C 3L2

(hereinafter referred to as “Licensee”)

OF THE SECOND PART

WHEREAS:

  The Licensor is the exclusive owner of a product (the “Product”) (Product includes all sizes, formats and replacements and variations for various markets) called the “Medtainer” which is employed by consumers to manage drug and consumables usage;
  Licensor seeks to grant Licensee an exclusive license to sell, distribute, market, and promote the Product in the geographical territory of the country of Canada in order to enable Licensee to become the sole and exclusive seller/distributor of the Product in the country of Canada.
  The Licensor has agreed, on the terms of this Agreement, to grant unto the Licensee the right and capacity to market the Product in the geographical territory of Canada (hereinafter referred to as the “Territory”). The License described in this Agreement shall be for retail and non-retail sales/distribution. Licensee may distribute, promote, and sell the Product relating to all retail and non-retail. Licensee may sell/distribute the Product, including to any governmental entities. Licensee shall be authorized to sell/distribute the Product to wholesalers for the purpose of wholesalers selling/distributing the Product in the Territory.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

GRANT

1.1 Grant of License. The Licensor hereby grants unto the Licensee an exclusive license to market, sell, and distribute the Product, and all improvements, variations, generations, and replacements, in the Territory and subject to the terms and conditions of this Agreement.

1.2 Delivery of Product. The Licensor will deliver commercially acceptable Product to such location or locations and such customers in such quantity as the Licensee may require for its sales and marketing. Payment terms of such deliveries shall be agreed by the parties in regard to specific customers of the Licensee.

1.3 Technical Assistance. The Licensor will, except as otherwise provided herein, provide, at cost, to the Licensee all necessary technical assistance, Product promotional displays and other marketing assistance as may be required by the Licensee to market the Product. It is acknowledged by the Licensor that if the Product requires alteration or customization for the particular needs of the market and customers in the Territory then such alteration and customization shall be effected by the Licensor at cost and all intellectual property right of such shall be the property of the Licensor.

1.4 Product Responsibility. It is specifically agreed that all manufacturing, packaging and other work required to produce and deliver to the Licensee and its customers commercially acceptable Product shall be the sole responsibility of the Licensor. All warranty and after-market service shall be performed solely by the Licensor and at its cost.

ARTICLE II

PRODUCT PRICES AND FEES

2.1 License Fee. As consideration for the grant of the license herein for the Territory and the granted rights thereof, the Licensee shall pay an initial fee of US $100.00. It is acknowledged that this fee and the below payments constitute payment only and solely for the rights described in this Agreement and do not constitute a payment for any ownership or other interest in intellectual rights of the Product except as specifically provided.

2.2 Product Fee to Licensor. The Licensor, as and when producer of the Product, shall charge for the Product a price calculated as an aggregate of the least price of the following:

A.	Unit Pricing:
(i)	The price charged to the Licensee shall be $2.22 (USD) per unit for orders less than 10,000 units. For orders greater than 10,000 units, the price shall be $2.00 (USD) plus any applicable printing costs.
(ii)	It is acknowledged that the principal of the Licensee (or the Licensee itself) and the Licensor may negotiate a management agreement, separate from this Agreement, whereby the Licensor’s planned Canadian production facilities will be operated by the Licensee or its principal. The Licensor agrees that material cost savings (aggregate of $0.05 per unit or more) by the Licensee (or its principal) in manufacturing costs of the Product will be shared 50/50 between the Licensee and the Licensor in reduction of Product price to the Licensee. Licensor at their sole discretion may operate production facilities in Canada independent of Licensee and without aid and/or management of Licensee. The parties specifically agree that should

Licensor establish production facilities in Canada without the aid/management of Licensee, this does not violate the this Agreement and Licensee shall have no rights, title, and/or interest in any production facilities in Canada operated and or contracted by Licensor.

2.3 Product Fee Alterations- Government. It is acknowledged that the Licensee is managing applications with Canadian Federal and Provincial agencies for marketing of the Product and potential manufacturing. It is anticipated that government agencies will have views on price of the Product. The Parties agree to alter pricing of the Product to comply with government positions and bear any price diminishment 50/50 except that if either Party cannot make a profit then either Party may elect not to proceed.

2.4 Product Fee Alterations- Product Changes. It is acknowledged that the Product will undergo changes as to Product size and other variables or replacement and such will require price alterations to be negotiated between the Parties. In the event the Parties cannot agree on a price then the price shall be the original price plus additional direct cost borne by the Licensor for the changes plus 15%.

2.5	[Section permitting manufacturing by Licensee when Licensor can’t and ability to acquire rights in bankruptcy was struck here]

ARTICLE III

TRADEMARKS AND PATENTS

3.1	Trademarks and Patents. The Licensee agrees that all trademarks, patents, copyright and other intellectual property and proprietary information and all improvements, variations, generations, and replacements of the Product (referred to as the “Technology”) belong to the Licensor and that the fee for the trademark, patents and proprietary information for use by the Licensee is acknowledged to be included in the payments of Article II above. The Licensee agrees that all intellectual and proprietary right to all improvements, variations, generations, and replacements belong to the Licensor.

3.2 Prohibition Against Dispute. The Licensee covenants and warrants that, during and after the term of this Agreement, it will not contest the Licensor’s Technology, nor will it in any way dispute or impugn the validity of the Licensor’s ownership, copyright, trademark or patent therein unless and until acquired in the circumstances of part 2 above.

3.3	Challenges to Trademark or Proprietary Information. The Licensee shall immediately notify the Licensor of any infringement or challenge to the copyright, trademark or patent or proprietorship of the Technology as soon as the Licensee becomes aware of such infringement or challenge, and such challenge shall be defended or prosecuted by the Licensor. In the event the Licensor does not defend or prosecute the Licensee may do so in the name and stead of the Licensor. The Licensee shall be reimbursed for costs by the Licensor (or the costs deducted against the acquisition price of the Technology of part 2 above) in the event the court rules in the favor of the Licensee’s applications.

ARTICLE IV

RELATIONSHIP OF PARTIES

4.1 Independent Contractor. The relationship between the Licensee and the Licensor is that of independent contractors. The parties to this Agreement are not partners, nor shall they be construed as the same, nor, except as specifically permitted from time to time, shall either party hold itself out as the agent or representative of the other party.

ARTICLE V

TERM AND OPTION

5.1 Term. This Agreement shall be effective for a period of five (5) years from the date of execution. This Agreement shall be subject to yearly reviews by Licensor and Licensee to review price, quantities ordered, and any other matter effecting this Agreement. Licensee agrees to be involved and cooperate in any annual reviews of this Agreement. Licensor and Licensee may modify, amend or revoke this Agreement based on said annual reviews.

ARTICLE VI

INSURANCE

6.1 Product Liability Insurance. The Licensor will obtain, and will maintain throughout the term of this Agreement, product liability insurance of the Product, with coverage limits considered reasonable in the industry. The Licensor (or Licensee should it become a producer) will also require any manufacturer that contracts any Product production on behalf of the Licensor or Licensee to also maintain such insurance.

ARTICLE VII

PROPRIETARY INDEMNITY

7.1 Indemnity. During the term of this Agreement, and after termination for default or otherwise, the Licensee covenants, warrants and agrees that it will indemnify and compensate the Licensor for any loss of the Technology or damage to the Technology or its reputation by licensee negligence.

7.2 Product Protection. The Licensor covenants, warrants, and agrees to protect the Territory from any infringement by other parties attempting or purporting to produce Product and which infringes the Technology in the Territory.

7.3 Cross Indemnity. Each party agrees to indemnify and hold the other party harmless and to indemnify for all costs, losses, and damage, caused by the action or inaction or negligence or omission or commission of the other party.

ARTICLE VIII

RIGHT OF ENTRY

8.1 Investigation of Operations and Accounts. The Licensor shall have, on reasonable notice, unimpeded right and authority to enter on the premises of the Licensee, its representatives, its agents, its counsel or any other party having control or possession of records or premises of the Licensee, or in relation to its production of the Product, for the purpose of all such investigations as the Licensor may require to assure itself as to the compliance by the Licensee with this Agreement. The Licensee covenants to allow and assist the Licensor, and its duly authorized representatives, access to all the aforesaid premises and locations and access to all such personnel and other persons as the Licensor may require, and the Licensee shall make such premises, records and persons available within three business days of notice by the Licensor. The Licensee shall have an equal right in regard to the Licensor, mutatis mutandis, in regard to computation of fees and access to technical information and assistance for the purposes of this Agreement or transfer of ownership of the Technology.

ARTICLE IX

ASSIGNMENT

9.1 Assignment. Neither this Agreement nor any rights or interests hereunder may be assigned without the prior written permission of the parties to all of the terms and conditions of an assignment, which consent shall not be unreasonably with held. This restriction shall not prejudice the right of any party to effect assignment to any controlled subsidiary or to effect a reorganization or corporate change of control in accordance with a take-over bid or a going-public process.

ARTICLE X

CONFIDENTIALITY

10.1 Confidential Information. All information in respect to the Technology, whether documentary, electronic storage, or otherwise, shall be maintained in confidence by the Licensee and Licensor and the parties shall establish security systems and control systems to the reasonable satisfaction of the Licensor to protect the Technology. This provision shall remain in effect during the term of this Agreement and for seven (7) years from the termination of this Agreement.

ARTICLE XI

DEFAULT AND TERMINATION

11.1 Default. In the event that a party hereof breaches a term of this Agreement, the injured party may terminate the Agreement, if default has not been disputed by the defaulting party or where default has been adjudged, if the defaulting party has not remedied the default within 30 days of notice of the default or a finding of default by a tribunal. If the non-defaulting party does not wish to terminate the Agreement for default, it may instead insist upon and enforce specific performance, without prejudice to any right to damages.

11.2 Return of Technology. In the event that this Agreement is terminated, or at its natural termination, the Licensee shall return to the Licensor all information and documents it may have in respect to the Technology and return all such Technology in its possession except as otherwise provide by this Agreement.

ARTICLE XII

GENERAL TERMS

12.1 Notices. All notices, directions, or payments required to be given hereunder shall be made at the addresses first herein set forth or at such other addresses as may be notified,

from time to time, by the parties hereto. All notices regarding contract matters or fees shall be sent by delivery or by electronic transmission.

12.2 Time of the Essence. Time shall be of the essence of this Agreement and shall continue to be of the essence of this Agreement.

12.3 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.4 Entire Agreement. This Agreement contains and constitutes the entire agreement of the parties hereto and there are no representations, inducements, promises, or agreements, whether verbal or otherwise, collateral hereto.

12.5 Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of California. Any dispute arising from this Agreement shall settled by binding arbitration in the County of Orange, State of California. Each party shall bear their own attorney fees and costs regarding any litigation, mediation, arbitration and settlement discussions regarding any dispute that arises from this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their duly authorized officers as of the date first herein set forth.

D&C DISTRIBUTORS LLC/ THE MEDTAINER

Per: /s/ Curtis Fairbrother Date: 04/28/2014

Authorized Signatory

Printed Name: Curtis Fairbrother

IGREEN PLANET STORE LTD

Per: /s/ John H. Berfalo Date: 04/29/2014

Authorized Signatory

Printed Name: John H. Berfalo